Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 2018 FIRST QUARTER TOTAL REVENUES AND PROVIDES UPDATES ON CURRENT OPERATIONS AND GROWTH PROJECTS

RENO, Nevada, June 5, 2018 -- Itronics Inc. (OTC:ITRO), a diversified producer of GOLD’n GRO zinc fertilizers and silver products and a green technology development company, today announced sales results and summarized its operations and growth projects for the first quarter ended March 31, 2018.

Total Revenues for the three months totaled $243,794 compared to $437,813 in the same period in 2017. Fertilizer sales were lower compared to the 2017 first quarter due to dry and unusually cold weather in the Company’s California markets. GOLD’n GRO fertilizer sales rebounded in April and May, but the California fertilizer season is at least a month behind schedule compared to the 2017 season.

The adverse impact of weather on fertilizer sales underlines the importance of the Company’s accelerated e-scrap technology development. However, moderate growth in GOLD’n GRO fertilizer sales in 2018 is expected to contribute to expanded Company total sales.

Silver bullion is now providing an expanding non-seasonal sales component to mitigate the seasonality and weather influenced variability of GOLD’n GRO fertilizer sales. E-scrap (computer waste) refining technology development continued in the first quarter; one bullion shipment was settled.

The Company is expecting silver sales to make a significant contribution to total sales in 2018. Due to significant lag time between bullion shipments, most of the growth in silver sales is expected in the second half of 2018.

Two years ago the Company produced its first 1.5 ounce button of Silver bullion from e-scrap. Recently the refinery poured its first 200-ounce puck of silver bullion from Itronics' e-scrap.

"The 200-ounce puck from one melt is 100 percent greater than the per melt amount that was being recovered in December 2017, and is close to the theoretical maximum for the furnaces currently in use," said Dr. John Whitney, Itronics President. "This achievement demonstrates the beneficial effect of grinding the e-scrap using the Company’s new grinder and it validates the operational effectiveness of the new technology that we had predicted."

In the first quarter of 2017 the Company’s subsidiary, Whitney & Whitney, Inc., completed a new confidential project report for the Auric Fulstone Project. The updated report identifies five target areas and recommends a 10-hole investigative drill program consisting of two drill holes for each target area. The Company continues to seek a joint venture partner to participate in developing this project.

In the first quarter of 2018 the Company continued to analyse the results of its detailed preliminary testing to determine if the new KAM-Thio technology would be able to leach residual silver and gold and eliminate the residual cyanide from ore that had been leached with cyanide. Based on the results of this work, it appears that the KAM-Thio liquid acts as a "cleaning fluid" for rock. It recovers residual silver and gold and neutralizes residual cyanide to drinking water standards. It also removes base metal oxides from the rocks including zinc, iron, manganese, copper and cobalt, thereby producing clean rock products that may be useable for reclamation and other commercial purposes, a major environmental plus for the mining industry.

The field development of the KAM-Thio cyanide neutralization and precious metal leaching technology is now being evaluated. The Company’s plan is to introduce and operate the KAM-Thio technology through joint ventures with mining companies that have suitable silver/gold deposits and leached mine tailings that need remediation. The Company plans to use the silver recovered at KAM-Thio joint venture operations to provide the chemically desired form of silver needed to support the expansion of its e-scrap refining operations.

The Company is working cooperatively with Comstock Mining Inc., which trades on the New York Stock Exchange. Itronics subsidiary, Whitney & Whitney, Inc., is now developing a process flowsheet that is being customized specifically to suit the needs of Comstock Mining at its Virginia City, Nevada, operations. The objective of this work is to make a preliminary determination as to whether a profitable operation can be established using the KAM-Thio technology.

2018 First Quarter Sales Results

Unaudited Revenues for the first quarter ended March 31, 2018 together with comparative unaudited figures for the 2017 first quarter are presented below:

	ITRONICS INC. REVENUES
	For the Quarter Ended March 31
	2018	2017
REVENUE
Fertilizer	$224,991	$416,788
Silver	$ 5,404	$ 8,532
Photo Services	$ 9,194	$ 7,963
Mining Technical Services	$ 4,205	$ 4,530
Total Revenues	$243,794	$437,813

Operational Developments

Itronics is aggressively advancing development of its sustainability maximizing portfolio of new "Zero Waste" technologies whose objective is to create new non-seasonal lines of business using the Company’s core technologies. The Company’s plan is to operate these technologies and to expand the scale of operations as funding and market conditions permit. The current focus of the hydromet and pyromet refining technology extensions is on pilot scale development of refining e-scrap that contains recoverable silver, gold, and palladium and recoverable base metals including copper and tin, while at the same time recovering iron and sulfur for use as raw materials for manufacturing GOLD’n GRO micronutrient zinc fertilizers. The Company continues to receive and review inquiries and expressions of interest in participating in developing one or more of its "Zero Waste" technologies.

The Company’s 3.5 acre site with a 35,000 square foot manufacturing plant in Reno, Nevada is a major asset and is strategically located near a rail siding. It is next to the Reno-Stead Airport, and is being used for chemical processing and manufacturing. This facility is also the Company’s research and development site. We expect this property to continue to increase in value as the Company continues to expand its manufacturing and research and development on new "zero waste" technologies.

Early in the second quarter the Company announced that it had entered into an agreement to purchase a 48 acre parcel of land with 54,000 square feet of buildings on it to serve as an expansion location for the technology developments that are currently underway at the Reno facility. The land is located at Wabuska, Nevada about 12 miles north of the Yerington, Nevada. It is strategically located about 10 miles west of the Auric Fulstone Project area, and is adjacent to a rail siding. The Company expects to use this industrial location as a strategic building block for its long term development plans.

GOLD’n GRO fertilizers. Itronics manufactures the environmentally friendly GOLD’n GRO specialty fertlizers that utilize its "Greentech Advanced Nutrition Technology". It produces two "best- selling" zinc micronutrient fertilizers, GOLD’n GRO 9-0-1+7% Zn and GOLD’n GRO 9-0-2+3% Zn multimicronutrient fertilizer. These fertilizers are very competitive because of superior field demonstrated effectiveness in providing micronutrients when applied through drip and microsprinkler irrigation for tree crops such as almonds and pistachios, vegetable crops such as tomatoes and lettuce, and field crops such as cotton and sileage corn, and for wine and table grapes in the central valley in California.

The Greentech base liquids for these fertilizers are manufactured at the Reno facility using spent desilvered photographic liquids. The Company’s hydromet processing is now recovering iron and sulfur for use as raw materials for manufacturing GOLD’n GRO micronutrient fertilizers. Being able to source high quality low cost zinc from zinc flue dusts in the future is expected to contribute to longer term stable pricing for these Greentech based high quality fertilizers while providing a low operating cost profile.

Access to rail service is expected to make the GOLD’n GRO fertilizers cost competitive nationally in bulk. The Company’s goal is use the improved cost that rail delivery provides to establish a significant national market share in zinc micronutrient fertilizers. The Company also plans to use the proven long term stability of these fertilizers to develop an international market for the GOLD’n GRO fertilizers. The Wabuska Manufacturing Facility will be used by the Company to expand its operations to meet the needs of the national and international markets.

In March 2017 Itronics announced that its goal for minimum stable storage of four years for its GOLD’n GRO micronutrient fertilizers has been significantly exceeded. Stability has now been demonstrated to exceed eleven years. GOLD’n GRO micronutrient liquid zinc fertilizer is now stable enough so that a customer from anywhere in the world could purchase the fertilizer, ship it a long distance, hold it in a warehouse until needed, and then use it, or distribute it to farmers or farm retailers for seasonal needs.

A potential customer can justify purchasing GOLD’n GRO in larger quantities for use over more than one fertilizer season due to freight cost savings that greatly exceed the interest cost of the funds used to make the purchase. The freight savings make this a profitable transaction for United States based customers, both distributors and growers. The Company believes that this interest cost savings compared to shipping cost would apply to foreign purchasers as well.

In May 2017 the Company placed a consumer fertilizer, GOLD’n GRO 6-3-9+4% Sulfur, for retail sales through Buy Nevada First Gift Shop, located at 4001 S. Virginia St. in Reno. The fertilizer is a plant food for use on house plants and garden plants and has been generating on-going sales. Due to the enthusiastic customer response to this fertilizer, the Company added a lawn fertilizer, GOLD’n GRO 20-1-7+3% Sulfur to this retail offering. This fertilizer is for lawns and can be used for fertilization from early spring to late fall. The Company started this retail program in response to many northern Nevada customer requests.

In 2016 the Company identified a potential new environmental benefit that may be obtained by using GOLD’n GRO fertilizers to reduce the uptake of cadmium from the soil by vegetable crops.

The Company’s distributor performed field tests in 2016 that demonstrated that two of the GOLD’n GRO fertilizers, when applied together, are able to reduce cadmium uptake from high cadmium content soil by broccoli and romaine lettuce to a level of "non-detect" in harvestable plants. Two application approaches have been identified to reduce cadmium soil availability to the plants. The Company is providing support for field testing on spinach to further develop this new technology.

E-Scrap Refining and Silver Production. The Company is now operating its refining operation on a continuous basis. Its development focus is on optimizing furnace operating procedures and on optimizing the refining chemistry. This work is providing quantitative data that is being used to evaluate the profitability of refining e-scrap to recover its silver, gold, palladium, copper, and tin content. The refining operation is producing silver bullion, and silver-bearing glass. The production is non-seasonal and will increase Itronics sales as production continues and expands in 2018 and future years.

Now that e-scrap refining is underway, the Company is focusing on expanding the FeLix, SuLix hydromet pilot plant and improving its operational efficiency in 2018. The addition of a centrifuge to the process will be a significant step in expanding this operation. The Company is now planning on moving and expanding the hydrometallurgy leaching operations at its new Wabuska location where it has room to do this at the scale that will be required for larger commercial operations.

The FeLix, SuLix leaching technology pilot operation five times scale up is fully operational for use for batch leaching. It is being used as a pilot-scale batch operation to separately leach iron and sulfur from the low grade silver concentrate produced by the Company in its photoliquid desilvering operation. This project is intended to supply the high silver content concentrates required by the e-scrap refining operations.

The leaching operations have become a production bottleneck due to the length of time required to separate the leaching liquid from the residual silver-bearing solids using standard filtration methods. It now takes about two months to do this for both process steps. The Company is planning to use centrifuge technology to resolve this bottleneck. Laboratory centrifuge studies have been on-going and have provided the technical information needed to specify a suitable type of centrifuge for this operation. A pilot scale centrifuge has been located and will be rented, with an option to purchase if the pilot scale testing is successful. This work is expected to be completed in the third quarter 2018. The Company believes that the centrifuge could shorten the two month elapsed time to one week or less.

The Company’s strategic joint venture with Disability Resources New2U Computers, which employs people with disabilities, is providing a reliable supply of circuit boards that have been stripped to the Company’s specifications for processing. The Company has entered into an agreement for sales of its silver bullion, and a separate agreement for sales of its silver-copper bearing glass. With these agreements in place, the financial terms are known and sales can be increased as production expands.

Research into availability of e-scrap in northern Nevada has identified a large enough supply of circuit boards (e-scrap) to support a 100 times increase in the Company’s pilot scale e-scrap refining operation. The Company has now begun planning to expand the pilot operation in stages, by adding more furnaces, to increase the capacity of the operation by at least 100 times.

KAM-Thio Process Development. The KAM-Thio technology is being developed by re-purposing one of the already proven and field tested GOLD’n GRO fertilizers. Development of this technology is expected to add non-seasonal sales from the silver/gold mining industry, and potentially from other industries.

The Company has been informed about a large industrial waste stream where it may be possible to use the KAM-Thio technology to neutralize cyanide and recover commercial products for sale (new "Zero Waste" Technology). Some discussion as to how this might be accomplished has been underway for some time with certain potentially interested parties. At this point it looks like joint-venture development is probably going to be the best approach. The waste stream, which will be identified at a later date, is very large, is generally classified as a toxic waste, and is produced at certain industrial sites world-wide, but is not associated with production of precious metals.

The Company has three commercial objectives for KAM-Thio commercial joint venture development: (1) non-seasonal sales of KAM-Thio chemistry, (2) using its proprietary technology for recovering silver and other metals from liquids to recover the metals from the KAM-Thio leaching liquids to produce silver-bearing concentrates for processing by the Company, (3) licensing fees or profit sharing to provide a return on the large cumulative investment that Itronics has made to create this revolutionary technology.

The amount of KAM-Thio required to neutralize cyanide is in a range appropriate for leaching gold and silver from ore. The Company began to evaluate this on cyanide leached ore samples in the second half of 2017 using samples provided by Comstock Mining Inc. from its Virginia City operation. The bulk of the analytical work needed to measure silver and gold in all test samples is being performed by independent laboratories. The work is on-going and an understanding of how KAM-Thio works on cyanide leached silver/gold ore is being developed. The Company’s plan is to perform similar tests on samples of unmined ore to determine if the KAM-Thio technology can replace cyanide at Comstock’s Virginia City mine.

The Company’s plan is to introduce and operate the KAM-Thio technology through licensing joint ventures with mining companies that have suitable silver/gold deposits and leached mine tailings that need remediation. In house study of the requirements to actually use KAM-Thio leaching at a mine site indicates that a recovery system consisting of leaching followed by metal recovery will have to be developed as a customized process for each mine that is considered. The new processing system will include neutralization of residual cyanide in the ore that is being treated making this a revenue producing environmental remediation process that is non-seasonal.

Zinc Flue Dust Process Development. An Itronics press release dated March 17, 2015 announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods (a new "Zero Waste Technology). The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold in the second half of 2015 while higher priority projects are being completed.

The zinc price has recently been at a multi-year high and is expected to stay in the range of its current price or trend higher. This increase in zinc price makes development of the zinc flue dust recovery technology more desirable to the Company due to cost savings that could be achieved by using recovered zinc to replace primary zinc that is currently purchased for manufacture of the GOLD’n GRO zinc micronutrient fertilizers.

The Company’s smaller leach reactor system is now available to be used for the necessary pilot scale leaching test work that must be completed to perfect the new process. A time table to proceed with this work has not yet been established, but sustained higher zinc prices will provide an on-going economic incentive to activate this project. The Company has reached agreement with a zinc flue dust producer who will supply material for testing once a decision is made to proceed with this development project.

Itronics plans to develop and expand the zinc flue dust processing technology at its Wabuska location.

Battery Recycling Evaluation: The Company is studying the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material for use in manufacturing the GOLD’n GRO fertilizers and for silver production. Once the Company has completed the testing and start-up of e-scrap refining, it will evaluate processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery for use in refining e-scrap and would be non-seasonal.

Alkaline batteries contain potassium, zinc, and manganese. The potassium and zinc are recoverable using Itronics’ leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. The manganese remains in the solid residue from leaching. The Company has begun laboratory evaluation to develop leaching technology to solubilize manganese. The work has produced some positive results. The lab work is currently on hold due to higher priority work that needs to be completed to support on-going pilot scale operations.

The Company will continue to develop this technology as funding and market opportunities become available.

Auric Fulstone Project: An Itronics press release dated January 20, 2015 announced that its subsidiary Whitney & Whitney, Inc. has identified surface high grade silver-zinc-lead mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade silver, zinc and lead mineralization that contains anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. Discovery of the potential for significant silver, zinc, lead, and molybdenum mineralization increases the economic attractiveness of the project by adding potentially significant near surface silver, zinc, lead, and molybdenum values to the over-all copper and gold values that are expected to be identified as the project is explored.

At the end of 2016 Auric Gold & Minerals received an advance from a project partner for the purpose of staking up to 28 additional lode claims to expand the claim coverage of the high grade zinc anomaly that has been identified in the Fulstone Project Area. The claims were staked in the first quarter 2017. In the second quarter an update of the confidential Fulstone project technical report was started and was completed early in the third quarter. In the fourth quarter a second update of the Fulstone project report was started and was completed in January 2018. The updated report identifies 5 target areas and recommends drilling two investigative holes in each target area.

The Auric Fulstone Project is about 10 miles west of the Wabuska property which could serve as a support location for future exploration activities at the project site. Having a near-by Company owned base may facilitate project development.

The Company is continuing to evaluate options for developing this project and is discussing joint venture development with potentially interested parties. Copper, zinc, and silver are all at multi-year highs which is stimulating investor interest in getting development of this project funded and launched.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Green Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into GOLD’n GRO liquid fertilizers, silver bullion, and silver bearing glass. This is internationally recognized award winning "Zero Waste" Technology. The Company is developing a portfolio of environmentally beneficial "Zero waste" processing and mining technologies. Itronics has received numerous domestic and international awards that recognize its ability to successfully use chemical science and engineering to create and implement new environmentally green recycling and fertilizer technologies.

The Company's environmentally friendly award winning GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com. Due to expanded retail customer interest, GOLD'n GRO fertilizer may now be purchased in Reno, Nevada at the "Buy Nevada First Gift Shop" at 4001 S. Virginia St.

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336